Oppenheimer International Bond Fund
NSAR Exhibit – Item 77Q

The Restated Investment Advisory Agreement and the Investment Subadvisory Agreement, each dated as of January 1, 2013, filed as exhibit 28(d)(i) and 28(d)(ii), respectively, to Post-Effective Amendment No. 29 (filed on 1/25/2013) to the Registrant's Registration Statement, Accession Number 0000728889-13-000097, are hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.